AMENDED AND RESTATED SERVICES AGREEMENT

              AMENDED AND RESTATED AGREEMENT made as of the 23rd day of October, 2007, (the "Agreement") between ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST (the "Trust"), a Delaware statutory trust, and CITI FUND SERVICES OHIO, INC. ("CFS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

              WHEREAS, the Trust and CFS entered into an Amended and Restated Services Agreement as of November 1, 2006 (the "2006 Agreement"), under the terms of which CFS performs administration, fund accounting, transfer agency, and certain compliance services for the Trust and each series portfolios of the Trust;

              WHEREAS, the Trust desires that CFS continue to perform such services for the Trust and each series portfolio of the Trust, as now in existence and listed on Schedule A hereto, or as hereafter may be established from time to time (individually referred to herein as a "Portfolio," and collectively as the "Portfolios");

              WHEREAS, CFS is willing to perform such services on the terms and conditions set forth in this Agreement; and

              WHEREAS, CFS and the Trust wish to enter into a new Agreement in order to set forth the terms under which CFS will perform administration, fund accounting, transfer agency, and compliance services (collectively, the "Services") for the Trust.

              NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Trust and CFS hereby agree as follows:

              ARTICLE 1.   SERVICES.


A. ADMINISTRATIVE SERVICES. On behalf of the Trust and each of the Portfolios, CFS will investigate, assist in the selection of, and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust's and each of the Portfolio's operations as agreed upon by CFS and the Trust. In addition, CFS shall provide the Trust's Board of Trustees (the "Board") with such reports regarding investment performance as it may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

              CFS shall provide the Trust and each of the Portfolios with all necessary office space, equipment, personnel, compensation, and facilities (including facilities for the Trust's shareholders' and Board meetings to the extent the Trust so requests) for rendering the administration services described hereunder and such other ancillary services as CFS shall, from time to time, determine to be necessary to perform its obligations as administrator under this Agreement. In addition, at the request of the Trust or Board, CFS shall make reports to the Trust and the Board concerning the performance of such obligations hereunder.

              Without limiting the generality of the foregoing, CFS shall perform the administrative services described in Schedule B. CFS shall also perform such other administrative services for the Trust to the extent agreed upon in advance by the parties from time to time, for which CFS shall provide a quote as to fees and estimated expenses upon request, and the Trust will pay the amounts agreed upon by CFS and the Trust following the Trust's review of such quoted fees and estimated expenses and prior written approval of such fees and expenses. Except as explicitly set forth herein (including Schedule B), CFS shall perform only such additional services as described by amendment to this Agreement, in consideration of such fees as the parties hereto may agree.

B. FUND ACCOUNTING SERVICES. CFS shall perform for the Trust the fund accounting services described in Schedule C. CFS shall also perform such special accounting services, and furnish such reports, for the Trust and the Portfolios to the extent agreed upon in advance by the parties from time to time, for which the Trust will pay the amounts agreed upon by CFS and the Trust. Except as explicitly set forth herein (including Schedule C), CFS shall perform only such additional services as are provided on an amendment to this Agreement, in consideration of such fees as the parties hereto may agree. CFS shall provide a quote as to fees and estimated expenses upon request, and the Trust will pay the amounts agreed upon by CFS and the Trust following the Trust's review of such quoted fees and estimated expenses and prior written approval of such fees and expenses.

C. TRANSFER AGENCY SERVICES. CFS shall perform for the Trust the transfer agent services set forth in Schedule D hereto. CFS shall also perform such special transfer agency services, and furnish such reports, for the Trust and the Portfolios to the extent agreed upon by the parties from time to time, for which the Trust will pay the amounts agreed upon by CFS and the Trust. Except as explicitly set forth herein (including Schedule D), CFS shall perform only such additional services as are provided on an amendment to this Agreement, in consideration of such fees as the parties hereto may agree. CFS shall provide a quote as to fees and estimated expenses upon request, and the Trust will pay the amounts as may be agreed upon by CFS and the Trust following the Trust's review of such quoted fees and estimated expenses and prior written approval of such fees and expenses.

D. COMPLIANCE SERVICES. CFS shall perform for the Trust the compliance services set forth in Schedule E hereto. The parties mutually agree to coordinate and cooperate in connection with the creation and maintenance of written compliance policies and procedures (the "Fund Compliance Program") which, in the aggregate, shall be deemed by the Board to be reasonably designed to prevent the Trust from violating the provisions of the Federal securities laws applicable to the Trust (the "Applicable Securities Laws"), as required under Rule 38a-1 under the 1940 Act. Except as explicitly set forth herein (including Schedule E), CFS shall perform only such additional compliance services as are provided on an amendment to this Agreement, in consideration of such fees as the parties hereto may agree. CFS shall provide a quote as to fees and estimated expenses upon request, and the Trust will pay the amounts as may be agreed upon by CFS and the Trust following the Trust's review of such quoted fees and estimated expenses and prior written approval of such fees and expenses.

E. CERTAIN DEADLINES AND SERVICE STANDARDS. From time to time, the Trust may propose certain deadlines and service standards applicable to CFS's provision of the Services or certain aspects of the Services, and such service standards shall be set forth as Schedule F to this Agreement. Notwithstanding the effective date of this Agreement, Schedule F may bear a different effective date, in which case such Schedule shall be in effect commencing on such effective date and continuing for the remaining term of this Agreement or until subsequently amended upon mutual agreement of the parties. During any period for which Schedule F is effective, CFS agrees to perform the relevant Services in accordance with and otherwise comply with the provisions set forth in Schedule
F. However, such standards or deadlines shall not be used generally in the construction of the parties' rights and obligations under other provisions of this Agreement, and any acknowledgment by CFS that a particular deadline or other requirement set forth in Schedule F was not met in any particular case, shall be without prejudice to CFS and shall not be construed as an admission or as a waiver of any rights of CFS generally under this Agreement.

              ARTICLE 2.            SUBCONTRACTING.
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              CFS may, at its expense, utilize agents in connection with the rendering of Services and may subcontract with any entity or person concerning the provision of the Services; provided that CFS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and provided, further, that CFS shall be responsible, to the extent provided in
Article 7 hereof, for all acts of such subcontractor as if such acts were its own including any payment for services provided by subcontractor.

              ARTICLE 3.            ALLOCATION OF CHARGES AND EXPENSES.

A. CFS. CFS shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. CFS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust and Trustees of the Trust who are affiliated persons of CFS or any affiliated corporation of CFS. Unless otherwise specifically provided in this Agreement, CFS shall not be obligated to pay the compensation of any employee of the Trust or other person retained by the Board or the Trust to perform services on behalf of the Trust.

B. THE TRUST. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Trust ("Shares"), the costs of obtaining securities pricing information, the costs of custodial services, the cost of registration of the Shares under Federal securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of CFS or any affiliated corporation of CFS, insurance and fidelity bond premiums and related expenses, interest, brokerage costs, litigation, and other extraordinary or nonrecurring expenses, all fees and charges of the investment advisers to the Trust, and any amounts payable as Rule 12b-1 fees, if any.

              ARTICLE 4.            COMPENSATION OF CFS.
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A. SERVICES FEE. For the Services to be rendered, and the facilities furnished and the expenses assumed by CFS pursuant to this Agreement in connection with the Services, the Trust shall pay to CFS the compensation specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to CFS monthly.

              If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, CFS's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of CFS's compensation for the preceding month shall be made promptly.

B. REIMBURSEMENT OF EXPENSES. In addition to the fees payable by the Trust under Article 4(A), the Trust shall also reimburse CFS for its reasonable out-of-pocket expenses in providing Services. CFS shall use its best efforts in selecting and monitoring third party vendors used by CFS to ensure quality and financial competitiveness, shall make reasonable effort to provide estimated expenses in advance for extraordinary charges, shall respond within a reasonable time to inquiries of the Trust concerning expenses charged to the Trust, and upon request shall provide explanations of the charges and copies of back-up documents available to substantiate the charges. The expenses that may be incurred include the following:

          (i) All freight and other delivery and bonding charges incurred by CFS in delivering materials to and from the Trust and in delivering all materials to shareholders;

          (ii) All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by CFS in communication with the Trust, the Trust's investment adviser or custodian, dealers, or others as required for CFS to perform the Services;

          (iii) The cost of obtaining security and issuer information;

          (iv) The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

          (v) Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, proxies, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by CFS for the performance of the services to be provided hereunder, including print production charges incurred;

          (vi) All copy charges;

          (vii) The reasonable travel, lodging and other expenses incurred by officers and employees of CFS in connection with attendance at Board meetings or the performance of any due diligence of the Service Providers (as defined in Schedule E of this Agreement), if such due diligence is requested by the Trust;

          (viii) Any expenses CFS shall incur at the written direction of the Trust or an officer of the Trust thereunto duly authorized;

          (ix) Reasonable costs incurred by CFS in connection with the performance of services in addition to those contemplated by this Agreement and requested in writing by the Chief Compliance Officer under the Fund Compliance Program; and

          (x) Any additional expenses reasonably incurred by CFS in the performance of its duties and obligations under this Agreement.

C. Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (A) and (B) above, CFS shall be entitled to receive the following amounts from the Trust:

          (i) A fee for managing and overseeing the report, print and mail functions performed by CFS's third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

          (ii) System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Trust, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

          (iii) Fees for development of custom interfaces pre-approved by the Trust, billed at a mutually agreed upon rate;

          (iv) Ad hoc reporting fees pre-approved by the Trust, billed at a mutually agreed upon rate;

          (v) Expenses associated with the tracking of "as-of" trades, billed at the rate of $50 per hour, as approved by the Trust;

          (vi) Charges for the pricing information obtained from third party vendors for use in pricing the securities of each Portfolio's investment portfolio pursuant to Schedule B, which shall not exceed the amounts that would be incurred if the Portfolio were to obtain the information directly from the relevant vendor or vendors; and

          (vii) Expenses associated with CFS's anti-fraud procedures as it pertains to new account review and the performance of delegated services under the written anti-money laundering program ("AML Program") adopted by the Trust.

              If there are changes to any applicable laws which affect the Services provided by CFS under this Agreement, and of which CFS is notified in writing by the Trust or otherwise becomes aware, then CFS shall use reasonable efforts to develop and implement any necessary changes in the systems and take any other actions reasonably required so that the services provided by CFS continue to meet the requirements of applicable laws. CFS and the Trust shall negotiate in good faith the costs associated with such systems modifications and other changes as may be necessary in connection with the foregoing.

D. SURVIVAL OF COMPENSATION RIGHTS. All rights of compensation and reimbursement under this Agreement for Services performed and expenses incurred shall survive the termination of this Agreement, subject to Article 6.

              ARTICLE 5.            STANDARD OF CARE; UNCONTROLLABLE EVENTS;
                                    LIMITATION OF LIABILITY.

              CFS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, and shall be liable to the Trust only for actions taken or omitted by CFS involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of CFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against CFS hereunder.

              CFS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, CFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, CFS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond CFS's reasonable control include, without limitation, FORCE MAJEURE events. FORCE MAJEURE events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of FORCE MAJEURE, computer or other equipment failures or other events beyond its reasonable control, (a) CFS shall follow applicable procedures in its disaster recovery and business continuity plan, (b) CFS shall use all commercially reasonable efforts to minimize any service interruption, and (c) Schedule F shall be applicable during any such FORCE MAJEURE event or disaster. CFS will notify the Trust promptly in the event that the CFS Incident Management Team declares a disaster under the disaster recovery and business continuity plan, and will provide the Trust with such information and updates as to the scope of the disaster and expected duration as may be reasonably available.

              CFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of CFS relating to the services provided by CFS under this Agreement.

              NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL CFS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

              ARTICLE 6.            TERM.
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              This Agreement shall become effective as of January 1, 2008 (the "Effective Date"). This Agreement shall continue in effect until December 31, 2010 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, and in each instance subject to the prior approval of the Board of Trustees of the Trust, this Agreement may be renewed for successive one-year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause,
(iv) by the refusal of either party to consent in writing to a proposed assignment of this Agreement by the other party as required by Article 23, or
(v) as provided in Schedule F. Written notice of nonrenewal must be provided at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

              For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable, judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. CFS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust's failure to pay an amount to CFS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

              Notwithstanding the foregoing, following any such termination, in the event that CFS in fact continues to perform any one or more of the Services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred prior to termination and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination.

              Except as specifically provided below in this paragraph, CFS shall be entitled to collect from the Trust the amount of all of CFS's reasonable out of pocket expenses in connection with CFS's activities in effecting a termination, including without limitation, the delivery to the Trust and/or its investment adviser and/or other parties of the Trust's property, records, instruments and documents. In the event of a termination by the Trust for "cause" hereunder, CFS shall provide such transition assistance as is reasonably required to facilitate an orderly transition of services. Such transition assistance shall be considered Services subject to all of the terms and conditions of this Agreement; provided, however, that CFS shall not be entitled to reimbursement of the costs for electronic transfers of data in implementing a conversion from its systems in connection with such a termination by the Trust for "cause" hereunder.

              If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties, (iii) "cause" for termination of CFS hereunder, or
(iv) termination as provided in Schedule F, the Services are terminated hereunder, CFS is replaced as administrator, fund accountant or transfer agent, or if a third party is added to perform all or part of the Services provided by CFS under this Agreement (excluding any subcontractor appointed as provided in Article 2 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to CFS equal to the balance that would have been due CFS for the Services hereunder during (x) the next six (6) months or
(y) if less than six (6), the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would have been earned by CFS for each month shall be based upon the average monthly amount of fees payable to CFS during the six (6) months prior to the date on which the Services terminate, CFS is replaced or a third party is added; provided, however, that in the event of a termination of the Services of the type described in this paragraph during the first six (6) months of the Initial Term (as defined in Article 6), the one-time cash payment by the Trust shall be equal to the amount that would have been due CFS for the Services hereunder during the next twelve (12) months, assuming for purposes of the calculation of the one-time payment that the fees that would have been earned by

CFS for each month shall be based upon the average monthly amount of fees payable to CFS during such period of the Initial Term as shall have elapsed.

              The liquidated damages provision set forth above shall not be applicable to liquidations of individual Portfolios of the Trust which may occur from time to time for legitimate economic or regulatory reasons, rather than pursuant to any express or tacit plan, understanding or arrangement whereby the assets of the Portfolio are designed or intended to migrate, directly or indirectly, to another investment company or other investment vehicle; nor shall such liquidated damages provision be applicable to Portfolios of the Trust that are established subsequent to the Effective Date of this Agreement through a reorganization or other transaction in which the assets of such Portfolio are initially acquired or otherwise transferred from another investment vehicle. In addition, it is understood and agreed that Allianz Life Advisers, LLC and its affiliates and, in the case of the legal services listed in Schedule B attached hereto, counsel to the Trust, may render certain services to the Trust (i.e., services that are not "core" services hereunder but which would otherwise be rendered by CFS hereunder) and that the liquidated damages provision is not intended to apply to such arrangements, provided that CFS's compensation hereunder continues to be paid in full without offset or credit for such services rendered by Allianz Life Advisers, LLC and its affiliates.

              Except as provided in the above paragraph, in the event the Trust or any Portfolio is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which CFS is not retained to provide services consistent with this Agreement. In such cases, the one-time cash payment for liquidated damages referenced above shall be due and payable on the day prior to the first day in which services are terminated, CFS is replaced or a third party is added.

              The parties further acknowledge and agree that, in the event the Services are terminated, CFS is replaced, or a third party is added, under circumstances in which the liquidated damages provision would be applicable as set forth above, (i) a determination of actual damages incurred by CFS would be difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate CFS for damages incurred and is not intended to constitute any form of penalty.

              ARTICLE 7.            INDEMNIFICATION.

              The Trust agrees to indemnify and hold harmless CFS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees, disbursements, payments and expenses (including reasonable investigation expenses) arising out of or relating to CFS's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to CFS by the Trust, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of CFS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

              CFS shall indemnify, defend, and hold harmless the Trust, its employees, agents, trustees, officers and nominees from and against any and all claims, demands, actions and suits and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments and expenses (including reasonable investigation expenses) resulting directly and proximately from CFS's bad faith, willful misfeasance or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

              The indemnification rights hereunder shall include the right to advances of defense expenses (including reasonable attorney fees) in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. Prior to confessing or settling any claim against it which may be the subject of this indemnification, an indemnified party hereunder shall give the indemnifying party or parties written notice of and reasonable opportunity to defend against said claim in its own name or names, or in the name of the indemnified party.

              The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

              ARTICLE 8.        COMPLIANCE WITH GOVERNING DOCUMENTS AND LAWS.

              In the performance of its duties and obligations under this Agreement, CFS shall act in conformity with the Trust's Declaration of Trust and Bylaws, will safeguard and promote the welfare of the Trust, and will comply with the instructions and directions received from the Board; provided that such instructions or directions are not in conflict with the terms of this Agreement, the Trust's governing documents, or any applicable laws.

              Except for the obligations of CFS explicitly set forth in this Agreement, the Trust assumes full responsibility for its compliance with all laws, rules and regulations of governmental authorities having jurisdiction over it including, the preparation and contents of each registration statement of the Trust and amendment thereto, and the preparation, contents and distribution of each prospectus of the Portfolios and the compliance of the same with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and any other laws, rules and regulations of any other governmental authorities having jurisdiction. CFS shall have no obligation to take cognizance of any laws relating to the sale of Fund shares. The Trust represents and warrants that no shares of a Fund will be offered to the public by the Trust unless covered by an effective registration statement filed by the Trust under the 1933 Act and the 1940 Act.

              The Trust acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and applicable provisions of the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to CFS, as provided in the next paragraph below.

              The Trust hereby delegates to CFS the performance, on behalf of the Trust, of the anti-money laundering services set forth under Item 5 of Schedule D as concerns the shareholder accounts maintained by CFS pursuant to this Agreement. CFS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust's AML Program. In connection therewith, CFS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act.

              The Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

              ARTICLE 9.            INSTRUCTIONS / CERTAIN PROCEDURES.

              Whenever CFS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, CFS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by CFS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Board or by the shareholder or shareholder's agent, as the case may be.

              As to the services to be provided hereunder, CFS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust and the other documents of the Trust furnished to CFS pursuant to Articles 19 and 21 relating to the relevant Funds to the extent that such services are described therein unless CFS receives written instructions to the contrary in a timely manner from the Trust.

              The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and CFS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of CFS) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

              The Trust acknowledges receipt of a copy of CFS's policy related to the acceptance of trades for prior day processing (the "CFS As-Of Trading Policy"). CFS may amend the CFS As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Trust upon request. CFS may apply the CFS As-Of Trading Policy whenever applicable, unless CFS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to CFS by the Trust.

              The Trust acknowledges and agrees that deviations from CFS's written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust (other than an officer or employee of CFS or its affiliates) requests that an exception be made from any written compliance or transfer agency procedures adopted by CFS, or any requirements of the AML Program, CFS may in its sole discretion determine whether to permit such exception. In the event CFS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an officer or employee of CFS or its affiliates) and delivered to CFS (an "Exception"); provided that an Exception concerning the requirements of the Trust's AML Program shall also be authorized by the Trust's AML Compliance Officer (as defined in Article 16 of this Agreement). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until CFS receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as CFS acts in good faith, CFS shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify CFS and hold CFS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to CFS therefrom.

              ARTICLE 10.           RECORD RETENTION AND CONFIDENTIALITY.

              CFS shall keep and maintain on behalf of the Trust all books and records which the Trust or CFS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. CFS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the "SEC") at reasonable times. CFS shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law, (ii) CFS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) CFS is requested to divulge such information by duly-constituted authorities or court process, or (iv) CFS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust or the dealer of record as to such account. CFS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Article 10 are subject to the provisions of Article 8.

              ARTICLE 11.           REPORTS.
                                    --------

              CFS shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in the Schedules attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to a Schedule hereto. The Trust agrees to examine each such report or copy within twenty (20) days and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within twenty (20) days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and if CFS is not otherwise liable, under the terms of this Agreement, with respect to the matter or event giving rise to errors or discrepancies therein, CFS shall have no further responsibility except to perform reasonable corrections of such errors and discrepancies in the report within a reasonable time after being requested to do so by the Trust.

              ARTICLE 12.           RIGHTS OF OWNERSHIP.

              All computer programs and procedures employed or developed by or on behalf of CFS to perform services required to be provided by CFS under this Agreement are the property of CFS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

              ARTICLE 13.           LEGAL ADVICE.

              CFS shall notify the Trust at any time CFS believes that it is in need of the advice of counsel to the Trust with regard to CFS's responsibilities and duties pursuant to this Agreement. CFS may rely upon the advice of counsel to the Trust; however, this Agreement shall not obligate counsel to the Trust to render such advice. After so notifying the Trust, if CFS does not obtain the advice of counsel to the Trust within a reasonable period of time, CFS shall be entitled to seek, receive and act upon advice of legal counsel of its choosing at the expense of the Trust unless relating to a matter involving CFS's willful misfeasance, bad faith, negligence or reckless disregard of CFS's responsibilities and duties hereunder. CFS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to legal advice rendered in accordance with this paragraph.

              ARTICLE 14.           RETURN OF RECORDS.

              CFS may upon termination of this Agreement, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain CFS's files, records and documents created and maintained by CFS pursuant to this Agreement which are no longer needed by CFS in the performance of Services or for its legal protection. If not so turned over to the Trust, such documents and records shall be retained by CFS until at least the earlier of six years from the year of creation or the termination of this Agreement, unless the Trust authorizes in writing the destruction of such records and documents.

              ARTICLE 15.           BANK ACCOUNTS.

              CFS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are selected or approved by the Trust, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Trust shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require CFS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for CFS to effect such disbursements.

              ARTICLE 16.   REPRESENTATIONS AND WARRANTIES OF THE TRUST.

              The Trust represents and warrants to CFS that: (a) as of the close of business on the Effective Date, each Portfolio which is in existence as of the Effective Date has authorized unlimited shares of beneficial interest, (b) by virtue of its Declaration of Trust, shares of beneficial interest of each Portfolio which are redeemed by the Trust may be sold by the Trust from its treasury, (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and (d) the list of officers provided to CFS pursuant to
Article 19 is accurate and complete as of the Effective Date, and the Trust will notify CFS promptly of any changes in the Trust's officers.

              The Trust also represents and warrants that (a) the Trust has adopted the written AML Program that has been submitted to CFS pursuant to
Article 19, and has appointed an officer of the Trust as the Trust's anti-money laundering compliance officer ("AML Compliance Officer"), (b) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, and (c) the delegation of certain services thereunder to CFS, as provided in Article 8, has been approved by the Board, and (d) the Trust will submit any amendments to the AML Program that might have a material impact upon CFS's services to CFS for CFS's review and consent prior to adoption in accordance with Article 21.

              ARTICLE 17.           REPRESENTATIONS AND WARRANTIES OF CFS.

              CFS represents and warrants that: (a) CFS is and shall continue to be in compliance in all material respects with all provisions of law, including
Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to CFS in connection with the performance of Services under this Agreement; (b) the various procedures and systems which CFS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and CFS's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by CFS and, when executed and delivered by CFS, will constitute a legal, valid and binding obligation of CFS, enforceable against CFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

              ARTICLE 18.           INSURANCE.
                                    ----------

              CFS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, CFS shall provide evidence that coverage is in place. CFS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled, or upon CFS's receipt of notice of cancellation from its insurance carrier. Such notification shall include the date of cancellation and the reasons therefor. CFS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by CFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

              ARTICLE 19.           INFORMATION TO BE FURNISHED BY THE TRUST.
                                    -----------------------------------------

              The Trust has furnished to CFS the following, as amended and current as of the Effective Date:

          (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto.

          (b)  Copies of the following documents:

               1.   The Trust's By-Laws and any amendments thereto;

               2. Certified copies of resolutions of the Board covering the approval of this Agreement and authorization the officers of the Trust to execute and deliver this Agreement, and authorization for the officers of the Trust to instruct CFS hereunder; and

          (c) A list of all officers of the Trust, with the Trust's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct CFS in all matters.

          (d)  Prospectus and Statement of Additional Information;

          (e) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

          (f) A copy of the Trust's written AML Program, including any related written Policies and Procedures.

          (g) A copy of the Fund Compliance Program or the various policies and procedures of the Trust that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, including the compliance programs of Service Providers other than CFS, as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program in accordance with Schedule E of this Agreement.

          (h)  The Trust's disclosure and control procedures (the "DCPs").

              ARTICLE 20.           INFORMATION FURNISHED BY CFS.

              CFS has furnished to the Trust copies of, or evidence of, the following:

          (a) Approval of this Agreement by CFS, and authorization of a specified officer of CFS to execute and deliver this Agreement;

          (b)  CFS's Articles of Incorporation and any amendments thereto;

          (c)  CFS's Bylaws and any amendments thereto;

          (d) Executive Summary of CFS's Disaster Recovery and Business Continuity Plan;

          (e)  SEC Transfer Agent filings (Forms TA-1 and TA-2);

          (f)  The most recent annual report of Citigroup Inc.;

          (g)  The current CFS "As-of" Trading policy; and

          (h) The most recent independent accountant's report covering internal controls related to CFS's fund accounting responsibilities and transfer agency operations, as filed with the SEC pursuant to Rule 17Ad-13 under the Exchange Act.

              ARTICLE 21.           AMENDMENTS TO DOCUMENTS.

              The Trust shall furnish CFS written copies of any amendments to, or changes in, any of the items referred to in Article 19 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust will provide CFS with advance notice of any material amendments to the items set forth in Article 19 which might have the effect of changing the procedures employed by CFS in providing the services hereunder or affecting the duties of CFS hereunder. CFS will not be responsible for changing or conforming its services to any such amendments until CFS has reviewed and accepted responsibility for the relevant changes in services. CFS will consider such changes in good faith. In the event that any such amendment, or change in laws applicable to the Trust would require CFS to make specific changes to its service model, CFS will use reasonable good faith efforts to inform the Trust of the changes that would be necessary, and set out the estimated costs and estimated implementation timetable for any additional services. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional service.

              CFS may reasonably rely on any documents provided pursuant to Articles 19 and 21 and any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Articles 19 and 21 of this Agreement and, subject to the provisions of Article 7 hereof, the Trust agrees to indemnify and hold harmless CFS. Although CFS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Articles 19 and 21 hereof, in the event the same relate to services provided by CFS hereunder, CFS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Trust first obtains CFS's written consent to and approval of such amendments or changes.

              ARTICLE 22.           NOTICES.
                                    --------

              Any notice provided hereunder shall be sufficiently given when sent by registered mail, overnight courier service or certified mail to the party required to be served with such notice at the following address: or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

If to the Trust:      Allianz VIP Fund of Funds
                      5701 Golden Hills Drive
                      Minneapolis, Minnesota  55416
                      Attention:  Jeffrey Kletti

                      Copy to: H. Bernt von Ohlen, Chief Legal Officer Allianz Life Advisers, LLC
                      5701 Golden Hills Drive
                      Minneapolis, Minnesota  55416

If to CFS:            CFS Fund Services Ohio, Inc.
                      3435 Stelzer Road
                      Columbus, Ohio 43119
                      Attention:  Fred Naddaff

                      Copy to: Citi Investor Services, Inc.
                      Two Portland Square
                      Portland, Maine  04101
                      Attention:  Legal Department

              ARTICLE 23.           ASSIGNMENT.
                                    ----------

              This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. In the case of CFS, an "assignment" shall be deemed to include any of the following:

(a) any direct or indirect transfer or hypothecation of this Agreement to any entity other than (i) Citigroup Inc. ("Citigroup") (ii) an entity directly or indirectly controlled by Citigroup (an "Affiliated Entity");

(b) any direct or indirect transfer or hypothecation of 25% or more of the outstanding voting securities by securities holders of CFS (whether or not such security holders act collectively) to any entity other than (i) Citigroup or
(ii) an Affiliated Entity;

(c) any direct or indirect transfer or hypothecation of 50% or more of the outstanding voting securities by security holders of Citigroup (whether or not such security holders act collectively) to any one entity other than an Affiliated Entity;

(d) the issuance by CFS of 25% or more of its voting securities to any entity other than (i) Citigroup or (ii) an Affiliated Entity;

(e) the issuance by Citigroup of 50% or more of its voting securities to any entity or group of entities acting in concert or which are under common control;

(f) a sale, lease, assignment, transfer or other disposition of all or a substantial part of the assets of CFS to any entity other than (i) Citigroup or
(ii) an Affiliated Entity;

(g) a merger, consolidation, share exchange, or other similar corporate transaction between CFS and another entity (or entities) other than (i) Citigroup or (ii) an Affiliated Entity;

(h) a merger, consolidation, share exchange, or other similar corporate transaction between Citigroup and another entity (or entities) following which Citigroup shareholders (prior to the transaction) end up with less than a majority of the outstanding equity securities of the combined entity or entities (following the transaction).

For purposes of this Article 23, "control" shall mean the right to vote the majority of the outstanding shares of voting stock of the entity. This Article 23 shall not limit or in any way affect CFS's right to appoint a subcontractor pursuant to Article 2 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

              ARTICLE 24.           ACTIVITIES OF CFS.
                                    -----------------

              The services of CFS rendered to the Trust hereunder are not to be deemed to be exclusive. CFS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in CFS, as officers, employees or otherwise and that partners, officers and employees of CFS and its counsel are or may be or become similarly interested in the Trust, and that CFS may be or become interested in the Trust as a Shareholder or otherwise.

              ARTICLE 25.           AUDIT RIGHTS.
                                    ------------

              The Trust may, at its own expense, perform an audit of CFS's operations and procedures in order to evaluate and to assess whether the performance of Services is consistent with the terms of this Agreement. Such audit may be performed on-site including review of relevant documents and interviews of appropriate personnel. The audit may be conducted by personnel of or auditors hired by the Trust. Such audits may be performed once per year during the term of this Agreement, upon reasonable notice to CFS, during normal business hours at a mutually convenient time and in a manner that is not disruptive of CFS's operations. The right to conduct any such audit on-site shall be subject to the obligation to maintain the confidentiality of all proprietary or confidential information of CFS and its clients, including all non-public information concerning CFS's operations. CFS may require that any representatives or agents of the Trust that would be involved in on-site audit activities enter into a separate confidentiality agreement reflecting the foregoing requirements.

              ARTICLE 26.           PRIVACY.
                                    -------

              Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to CFS, or collected or retained by CFS in the course of performing its duties as transfer agent, shall be considered confidential information. CFS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of CFS except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws). CFS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to CFS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide CFS with a copy of that statement annually.

              ARTICLE 27.           GOVERNING LAW.
                                    -------------

              This Agreement shall be construed in accordance with the laws of the state of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

              ARTICLE 28.           SEVERABILITY.
                                    ------------

              If any provision of this Agreement is construed to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the remaining provisions of this Agreement.

              ARTICLE 29.           MISCELLANEOUS.
                                    -------------

               (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

               (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 2006 Agreement.

               (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

               (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                         ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS

                              By:  /s/ Brian Muench

                           Title:     Vice President

                          CITI FUND SERVICES OHIO, INC.

                             By:  /s/ Fred Nadaff

                          Title: Director and President

                                   SCHEDULE A

                 TO THE AMENDED AND RESTATED SERVICES AGREEMENT

                             DATED OCTOBER 23, 2007,

                                     BETWEEN

             ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

                                       AND

                          CITI FUND SERVICES OHIO, INC.

PORTFOLIOS

AZL Fusion Balanced Fund
AZL Fusion Moderate Fund
AZL Fusion Growth Fund

FEES FOR SERVICES

In accordance with Article 4, paragraph A of the Agreement, the Trust shall pay the following fees to CFS as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

A. ANNUAL BASE FEE

There will be an annual base fee of $50,000 per Fund.

B. ADDITIONAL CLASS FEE

In addition to the fees payable under paragraphs a. above, in the event there are additional classes of shares of any Portfolio, there shall be a fee of $10,000 annually for each such additional class of shares of any Portfolio.

C. ACCOUNT-BASED FEES

In addition to the fees payable under paragraphs a. and b. above, for each open or closed account reflected on CFS's transfer agency system at any time during each annual period there shall be an account-based fee of $20 per annum.

D. COMPLIANCE SERVICES FEE

In addition to the fees payable under paragraphs a, b, and c, above, the Trust shall pay an annual fee of $65,000 for the Compliance Services set forth in Schedule E of this agreement.

E.       PERFORMANCE REPORTING FEE

As compensation for the Performance Reporting Services provided from time to time, the Trust shall pay the fees and rates agreed upon at the time a request is made for such Performance Reporting Services based upon the schedule of fees attached hereto as Schedule A-1. A quote shall be provided upon request. CFS shall provide the Trust with a proposal approximately six

(6) weeks prior to the end of the Trust's fiscal year, and the Trust shall advise CFS of the Trust's acceptance of such proposal within two (2) weeks of submission thereof.

OUT-OF-POCKET EXPENSES AND MISCELLANEOUS CHARGES

In addition to the above fees, CFS shall be entitled to receive payment for certain out-of-pocket expenses and miscellaneous charges, as provided in paragraphs B and C of Article 4 of the Agreement.

                                  SCHEDULE A-1

                 TO THE AMENDED AND RESTATED SERVICES AGREEMENT

                             DATED OCTOBER 23, 2007,

                                     BETWEEN

             ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

                                       AND

                          CITI FUND SERVICES OHIO, INC.

CREATIVE DIRECTION AND DESIGN

Creation/Design of Cover Artwork        $   500.00             Flat fee
Creation/Design of Book Style           $1,000.00              Flat fee

EDITORIAL SERVICES

Freelance writing services can be acquired to write the Chairman's Letter, Shareholder Letter and Management's Discussion of Fund Performance section, these services are supplied by freelance writers which

are under contract with CFS.                         $300.00 to $500.00 per Fund

COORDINATION CHARGES

Chairman's/Shareholder Letter and 1 Fund  $3,000     Flat fee
Each additional Fund                      $   500    Per Fund

The Coordination charges include the following services: Coordination with all CFS internal and external contacts which includes: Citi Research, the Manager, and/or portfolio managers and Bank Managers to provide all required research data, Distributor Compliance to ensure FINRA-related review, approval and filing (if necessary), Fund Counsel, Financial Services, external auditing firms and all editorial services. Also includes coordination with the print vendor to verify that the client-requested stylistic criteria has been met.

--------------------------------------------------------------------------------

TYPESETTING - INITIAL COMPOSITION

New set page (from disk)                                  $45.00            per page
New set page (from hardcopy)                              $45.00            per page
Quick Turnaround (QTA)/Rush Charges                       $15.00            per page in addition to new set charge
Quick Turnaround (QTA)/Rush Charges Graphs                $20.00            per page in addition to new set charge

TYPESETTING - CHANGES TO EXISTING COMPOSITION Author alterations - includes 5 alteration cycles - additional cycles will be charged at an additional

$15.00                                                    $90.00            per page times 5 alteration cycles
Additional Alteration cycles billed outside the
allotted 5 cycles                                         $15.00            per page

                                                                            per page in addition to Author
Quick Turnaround (QTA)/Rush Charges                       $30.00            alteration charge






CHARTING

New Chart                                                 $65.00            per chart
Author alterations to charts - includes 2 alteration
cycles - additional cycles will be charged at an
additional $15.00                                         $25.00            per page times 2 alteration cycles
Additional Alteration cycles billed outside the
allotted 2 cycles                                         $15.00
                                                                            per page in addition to Author
Quick Turnaround (QTA)/Rush Charges                       $20.00            alteration

ANCILLARY ITEMS

Color Laser Proof                                         $0.20             per page


4

                                   SCHEDULE B

                 TO THE AMENDED AND RESTATED SERVICES AGREEMENT

                             DATED OCTOBER 23, 2007,

                                     BETWEEN

             ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

                                       AND

                          CITI FUND SERVICES OHIO, INC.

ADMINISTRATION SERVICES

1) Provide the Trustees of the Trust or Allianz Life Advisers, LLC (the "Manager") with reports regarding the Portfolios' investment performance as they may reasonably request.

2)       Provide the Trust and the Manager with CFS's regular report on issues.

3) At the request of the Board of Trustees, CFS shall make reports to the Trustees concerning the performance of its obligations under this Agreement.

4) Calculate contractual Trust expenses and control all disbursements for the Trust.

5) Compute the Trust's yields, total return, expense ratios, portfolio turnover rate and if required, portfolio average dollar-weighted maturity.

6) Provide Trust counsel with information required in the preparation of prospectuses, statements of additional information, registration statements and proxy materials, and any supplements to these materials, if applicable.

7) Coordinate and prepare, with the assistance of the Manager and sub-advisers, communications to Shareholders, as applicable, including the annual and semi-annual report to Shareholders.

8) Administer contracts on behalf of the Trust with, among others, the Trust's sub-advisers, distributor, custodian, transfer agent and fund accountant.

9) Supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders.

10)      Calculate performance data of the Portfolios.

11) Disseminate Portfolio performance data to information services covering the investment company industry.

12)      Coordinate and supervise the preparation of the Trust's tax returns.

13) Assist with the layout and printing of Prospectuses and assist with and coordinate layout and printing of the Trust's semi-annual and annual reports to Shareholders.

14) Assist with the design and development of the Portfolios, including new classes, investment objectives, policies, structure, and fund combinations, reorganizations, or liquidations.

15) Provide individuals reasonably acceptable to the Trust's Trustees to serve as officers of the Trust (to serve only in ministerial or administrative capacities relevant to CFS's services hereunder, except as otherwise provided in Schedule E hereto or in a written agreement between the parties), upon designation as such by the Board.

16) Advise the Trust and its Trustees on matters concerning the Trust and its affairs.

17) Obtain and keep in effect at the expense of the Trust a fidelity bond and trustees and officers errors and omissions insurance policy for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, and effect any required SEC filings of the bond and policy.

18) Monitor and advise the Trust and its Portfolios on their regulated investment company status under the Internal Revenue Code of 1986, as amended.

19) Furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and CFS shall determine desirable.

20) Prepare and file with the SEC the semi-annual report for the Trusts on Form N-SAR and all required notices pursuant on Form 24f-2.

21) From time to time, upon request of the Trust, provide performance reporting services ("Performance Reporting Services") consisting of one or more of the following:

         (a) Creation of templates for the Management's Discussion of Fund Performance ("MDFP") section of the annual or semi-annual report;

         (b) Creation of templates for, and typesetting of, the annual and semi-annual reports, including the financial statements;

         (c) Population of the templates with data obtained from third parties, and coordination with third parties responsible for the review of the MDFP;

         (d) Coordination with the print vendor for final printing and distribution; and

         (e) Creation of templates for, and preparation of, reports to the Trust's Board.

LEGAL SERVICES

1)       Prepare revised policies and procedures.

2) Prepare amendments to Declaration of Trust and file amendments with applicable states.

3)       Prepare amendments to By-Laws.

4) Prepare the following Board meeting materials, and coordinate and handle dissemination of materials to all relevant parties.

         a)       Agenda

         b)       Resolutions

         c)       Minutes

         d)       Trustee memoranda

         e)       Presentation materials

5)       Attend Board meetings and record minutes.

6)       Oversee and coordinate proxy solicitations if requested.

7)       Prepare Shareholder meeting materials if requested.

8)       Attend Shareholder meetings and record minutes if requested.

COMPLIANCE MONITORING AND REPORTING SERVICES - REPORTS

Assist in developing compliance procedures and provide compliance monitoring services incorporating those procedures for each Portfolio, including the items covered by the reports listed below as may be relevant to each Portfolio, as are determinable based upon the Portfolios' accounting records. All reports listed below are to be prepared on a daily basis unless otherwise specified:

1)       Rule 2a-7 requirements, including:

         a)       Tier 2 percentage

         b)       Issuer concentration

         c)       Weighted average portfolio maturity

         d)       Maximum maturity

         e)       Amount of deviation from amortized cost (weekly)

         f)       Guarantors (monthly)

2)       Single issuer percentage limitation (Sec. 5(b)-1)

3)       Short sale compliance (limits on percentage of assets)

4)       Fundamental policy and investment objective compliance

5)       Foreign issuer test

6)       Investment Grade Test

7)       Borrowings Test

8)       Repo test

9)       Industry Concentration

10)      Diversification Test

11)      Securities related issuers

12)      Percentage of when-issued securities

In addition, CFS will also complete the following compliance tests, on a quarterly basis except as otherwise specified below:

         a)       SEC Primary Investment Policy Test (daily)

         b)       IRS 50% Diversification Test

         c)       IRS 25% Single Issuer Test

         d)       IRS 90% Gross Income Test

         e)       817(h) Diversification Test

         f)       SEC 25% Industry Test (daily)

         g)       Sub-adviser Portfolio Brokerage Practices

CFS shall also prepare such other reports as reasonably may be requested by the Manager.

2

                                   SCHEDULE C

                 TO THE AMENDED AND RESTATED SERVICES AGREEMENT

                             DATED OCTOBER 23, 2007,

                                     BETWEEN

             ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

                                       AND

                          CITI FUND SERVICES OHIO, INC.

FUND ACCOUNTING SERVICES

1) Keep and maintain all books and records of each Portfolio as required by Rules 31a-1 and 31a-2 under the 1940 Act.

2) Calculate the net asset value per share ("NAV") of each class of shares offered by each Portfolio in accordance with the relevant provisions of the applicable Prospectus of each Portfolio and applicable regulations under the 1940 Act.

3) Obtain security prices from independent pricing services, or if such quotes are unavailable, or if otherwise required, employ the process determined under the Trust's fair market valuation procedures and/or obtain pricing information from the Portfolio's sub-adviser or its designee, as approved by the Board.

4) Verify and reconcile with the Trust's custodian all daily trade activity.

5) Compute, as appropriate, each Portfolio's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average Portfolio maturity.

6)       Review daily the net asset value calculation and dividend factor (if any) for each Portfolio prior to release to Shareholders.

7) Check and confirm the net asset values and dividend factors for reasonableness and deviations.

8)       Distribute net asset values and yields to NASDAQ.

9) Report to the Trust the daily market pricing of securities in any money market Portfolios, with the comparison to the amortized basis.

10) Determine unrealized appreciation and depreciation on securities held in variable net asset value Portfolios.

11) Amortize premiums and accrete discounts on securities purchased at a price other than face value, in accordance with the pricing policies that are established for the Trust.

12) Update the fund accounting system to reflect rate changes, as received from a Portfolio's sub-adviser, on variable interest rate instruments.

13)      Post Portfolio transactions to appropriate categories.

14) Accrue expenses of each Portfolio according to instructions received from the Portfolio's Administrator.

15) Determine the outstanding receivables and payables for all (1) security trades, (2) Portfolio share transactions and (3) income and expense accounts.

16) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies.

17)      Provide such periodic reports as the parties shall agree upon.

18) Provide a monthly download (and hard copy thereof) of the financial statements described below, upon request of the Trust or the Manager. The download will consist of:

         a)       Unaudited Statement of Assets and Liabilities

         b)       Unaudited Statement of Operations

         c)       Unaudited Statement of Changes in Net Assets

         d)       Unaudited Condensed Financial Information

19)      Provide accounting information for the following:

         a)       the Trust's reports with the SEC on Form N-SAR and N-CSR

         b)       the Trust's annual, and semi-annual Shareholder reports

         c) registration statements on Form N-1A and other filings relating to the registration of shares

         d) CFS's monitoring of each Portfolio's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended

         e)       Annual audit by the Trust's auditors

         f)       Examinations performed by the SEC

7

                                   SCHEDULE D

                 TO THE AMENDED AND RESTATED SERVICES AGREEMENT

                             DATED OCTOBER 23, 2007,

                                     BETWEEN

             ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

                                       AND

                          CITI FUND SERVICES OHIO, INC.

TRANSFER AGENCY SERVICES

1)       SHAREHOLDER TRANSACTIONS

         a.       Process shareholder purchase and redemption orders.

         b. Set up shareholder account information, including address, dividend option, taxpayer identification numbers and wire instructions.

         c. Issue shareholder confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

         d.       Issue periodic statements for shareholders.

         e.       Process transfers and exchanges for shareholders.

         f. Process dividend payments, including the purchase of new shares, through dividend reimbursement for shareholders.

2)       SHAREHOLDER INFORMATION SERVICES

         a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         b. Produce detailed history of transactions through duplicate or special order statements upon request.

3)       DEALER/LOAD PROCESSING (IF APPLICABLE)

         a. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

4)       SHAREHOLDER ACCOUNT MAINTENANCE

         a. Maintain all shareholder records for each account in the Trust.

         b. Issue shareholder statements on scheduled cycle, providing duplicate second and third party copies if required.

         c.       Maintain account documentation files for each shareholder.

5)       ANTI-MONEY LAUNDERING SERVICES

         a.       Verify shareholder identity upon opening new accounts.

         b. Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or
                  (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

REPORTS

1)       Daily Shareholder Activity Journal

2)       Daily Fund Activity Summary Report

         (1)      Beginning Balance

         (2)      Dealer Transactions

         (3)      Shareholder Transactions

         (4)      Reinvested Dividends

         (5)      Exchanges

         (6)      Adjustments

         (7)      Ending Balance

3)       Monthly Dealer Processing Reports

4)       Monthly Dividend Reports

5) A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

6) Such special reports and additional information that the parties may agree upon, from time to time.

                                   SCHEDULE E

                 TO THE AMENDED AND RESTATED SERVICES AGREEMENT

                             DATED OCTOBER 23, 2007,

                                     BETWEEN

             ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

                                       AND

                          CITI FUND SERVICES OHIO, INC.

1.                GENERAL FUND COMPLIANCE SERVICES

         (1)      Assist the Trust in maintaining the Fund Compliance Program;

         (2) Assist the Trust's Chief Compliance Officer (the "Chief Compliance Officer") in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of the service providers to the Trust as provided in Rule 38a-1 ("Service Providers");

         (3) Provide support services to the Chief Compliance Officer, including support for conducting an annual review of the Fund Compliance Program;

         (4) Assist the Chief Compliance Officer in developing standards for reports to the Board by CFS and other Service Providers;

         (5) Assist the Chief Compliance Officer in developing standards for reports to the Board by the Chief Compliance Officer;

         (6) Assist the Chief Compliance Officer in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers;

         (7) Perform risk-based testing and reporting of the compliance policies and procedures of each service (other than the services set forth in this Schedule E) provided to the Trust by CFS and/or provided by any CFS affiliate acting as the Trust's distributor, taking into account reasonable requests from the Chief Compliance Officer to the extent practicable;

         (8) Provide copies of any compliance policies and procedures and any amendments thereto relating to CFS and any CFS affiliate acting as the Trust's distributor as the Trust or the Chief Compliance Officer may reasonably request in connection with the Fund Compliance Program; and

         (9) Provide information reasonably requested by the Chief Compliance Officer, or the Board in connection with the Board's determination regarding the adequacy and effectiveness of the compliance policies and procedures of CFS and any CFS affiliate acting as the Trust's distributor.

The Trust will provide or arrange for the provision of the Chief Compliance Officer. The Trust acknowledges that CFS will not be responsible for providing the Chief Compliance Officer, and that if the Trust elects to have CFS provide the Chief Compliance Officer in the future, additional terms and conditions and additional fees will apply. The Trust will provide to CFS copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as CFS deems necessary or desirable in order to perform its obligations under this Agreement.

2. SUB-CERTIFICATIONS.

         To assist the Trust in connection with its obligations under the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, and related laws (collectively, "Sarbanes-Oxley"), CFS will internally establish and maintain its own controls and procedures designed to ensure that information recorded, processed, summarized, or reported by CFS on behalf of the Trust and included in the Trust's reports on Form N-CSR and any other reports required to be certified pursuant to Sarbanes-Oxley (collectively, "Reports") is (i) recorded, processed, summarized, and reported by CFS within the time periods specified in the Commission's rules and forms and the Trust's disclosure and control procedures (the "Trust DCPs"), and (ii) communicated to the relevant officers of the Trust who are required to certify Reports under Sarbanes-Oxley ("Certifying Officers"), in a manner consistent with the Trust DCPs.

          Solely for the purpose of providing a Certifying Officer with a basis for his or her certification of any Report, CFS will (i) provide a sub-certification with respect to CFS's services during any fiscal period in which CFS served as a financial administrator to the Trust consistent with the requirements of the certification required under Sarbanes-Oxley and/or (ii) inform the Certifying Officers of any reason why all or part of such required certification would be inaccurate. In rendering any such subcertification, CFS may (i) limit its representations to information prepared, processed and reported by CFS; (ii) rely upon and assume the accuracy of the information provided by officers (other than employees or officers of CFS) and other authorized agents of the Trust, including all other Service Providers, and compliance by such officers and agents with the Trust DCPs; and (iii) assume that the Trust has selected appropriate accounting policies for the Fund(s).

          The Trust shall assist and cooperate with CFS (and shall cause its officers and other Service Providers to assist and cooperate with CFS) to facilitate the delivery of information requested by CFS in connection with the preparation of any Report, so that CFS may submit a draft of such Report to the Trust's DCP Committee prior to the date it is to be filed.

3.       PROVISION OF EXECUTIVE OFFICERS

(a)      PROVISION OF EXECUTIVE OFFICERS. Subject to the provisions of this
         Section 3(a) and Section 3(b) below, CFS shall make an employee available to the Trust to serve, upon designation as such by the Board, for purposes of executing registration statements and amendments thereto, on behalf of the Trust, as the Principal Financial Officer and the Principal Accounting Officer of the Trust or under such other title to perform similar functions, and to serve as a Certifying Officer under Sarbanes-Oxley. CFS's obligation in this regard shall be met by providing an appropriately qualified employee of CFS (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. CFS shall select, and may replace, the specific employee whom it makes available to serve in the designated capacity as Principal Financial Officer and Principal Accounting Officer and as a Certifying Officer, in CFS's reasonable discretion, taking into account such person's responsibilities concerning, and familiarity with, the Trust's operations.

                  For so long as CFS provides a Certifying Officer, the Trust DCPs shall contain (or the Trust and CFS shall otherwise establish) mutually agreeable procedures governing the certification of Reports by Certifying Officers, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

         (i) The Trust shall establish and maintain a Disclosure Controls and Procedures Committee (the "DCP Committee") to evaluate the Trust DCPs in accordance with Rule 30a-3 under the 1940 Act. The DCP Committee shall include (at a minimum) the Trust's Principal Executive Officer, Chief Financial Officer, and Chief Legal Officer (if any) and such other individuals as may be necessary or appropriate to enable the DCP Committee to ensure the cooperation of, and to oversee, each of the Trust's agents that records, processes, summarizes, or reports information contained in Reports (or any information from which such information is derived), including the Trust's other service providers (the "Other Providers").

         (ii) The Trust shall require (a) Service Providers to provide sub-certifications on internal controls, upon which the Certifying Officers may rely in certifying Reports, in form and content reasonably acceptable to the Certifying Officers and consistent with Sarbanes-Oxley, and (b) that such sub-certifications are delivered to the DCP Committee and the Certifying Officers sufficiently in advance of the DCP Committee meeting described in (iii) below.

         (iii) The DCP Committee shall (a) establish a schedule to ensure that all required disclosures in any Report, including the financial statements, are identified and prepared in a timeframe sufficient for it to review such disclosures, (b) meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report, and (c) record its considerations and conclusions in a written memorandum sufficient for it to adequately to support conclusions pertaining to Trust DCPs as required by Item 9 of Form N-CSR or other Report. In conducting its review and evaluations, the DCP Committee shall:

                  (A) review SAS 70 reports pertaining to CFS and other Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the Service Providers;

                  (B) consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Trust DCPs or internal controls over financial reporting that could adversely affect the Trust's ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Trust's Certifying Officers, audit committee, and auditors;

                  (C) consider whether, to the knowledge of any member of the DCP Committee, there has been or may have been any fraud, whether or not material, and, if so, disclose the facts and circumstances thereof to the Certifying Officers, and the Trust's audit committee and auditors; and

                  (D) determine whether there was any change in internal controls over financial reporting that occurred during the Trust's most recent fiscal half-year that has materially affected or is reasonably likely to materially affect, the Trust's internal control over financial reporting.

                  A Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

                  The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by CFS in this Agreement, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the DCP Committee in, designing and maintaining the Trust's DCPs in accordance with applicable laws.

(b) ADDITIONAL PROVISIONS CONCERNING EXECUTIVE OFFICERS. It is mutually agreed and acknowledged by the parties that the Principal Financial Officer and the Principal Accounting Officer contemplated under the provisions of this Section 3 of this Schedule E will be an executive officer of the Trust, along with any other officers so designated after the date hereof pursuant to the terms of this Schedule E and the Agreement (each, an "Executive Officer"). The provisions of Section 3 are subject to the internal policies of CFS concerning the activities of its employees and their service as officers of funds (the "CFS Policies"), a copy of which shall be provided to the Trust upon request.

                  The Trust shall provide coverage to each Executive Officer under its directors and officers liability policy that is appropriate to the Executive Officer's role and title, and consistent with coverage applicable to the other officers holding positions of executive management.

                  In appropriate circumstances, each Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the CFS Policies, (b) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable AML Laws or Applicable Securities Laws, or (c) a material deviation by the Trust from the terms of this Agreement governing the services of such Executive Officer that is not caused by such Executive Officer or CFS. In addition, each Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its Other Providers to make an informed determination regarding any of the matters listed above, and shall at all times have the right to resign his or her position for any or no reason, as permitted under applicable federal and/or state law.

                  Each Executive Officer may, and the Trust shall, promptly notify CFS of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that any Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws).

                  Notwithstanding any provision of the Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that CFS cannot ensure that the Trust complies with Applicable AML Laws or the Applicable Securities Laws, and (b) whenever an employee or agent of CFS serves as an Executive Officer of the Trust, the Trust shall indemnify the Executive Officer and CFS and hold the Executive Officer and CFS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of CFS as an Executive Officer of the Trust, provided that such Executive Officer has not acted with "Disabling Conduct" as defined in the Trust's Agreement and Declaration of Trust, dated July 13, 1999.

                                   SCHEDULE F

                 TO THE AMENDED AND RESTATED SERVICES AGREEMENT

                             DATED OCTOBER 23, 2007,

                                     BETWEEN

             ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

                                       AND

                          CITI FUND SERVICES OHIO, INC.

In the event that CFS fails to perform the same service standard listed below during any three (3) consecutive months, the Trust may provide a notice requiring CFS to cure said failure. In the event CFS fails to perform pursuant to the relevant standard in the month following receipt of such notice, the Trust shall have the right, exercisable within the next thirty (30) days only, to terminate this Agreement upon sixty (60) days' notice to CFS.

For purposes of the foregoing, a "failure to perform" means a failure to meet the service standard under the terms of the Agreement governing the Services, for which CFS would not be excused and for which CFS would be responsible under the Agreement (including, without limitation, under Articles 5 and 9).

The required Performance Level associated with a Function will be measured by dividing the total number of times that Function was correctly performed during the month by the total number of times that Function occurred during the month.

EXAMPLE: With respect to, the calculation of NAVs, assuming 22 business days and 9 non-money market funds in existence in Month 1, there should be 198 NAV calculations in Month 1. If there are 2 NAV errors in Month 1, the Performance Level for the month is 98.9% (196/198).

An inaccurate calculation of the NAV is defined as when the correct calculation is $.01 per share or more difference from the originally stated NAV. Such inaccuracy is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period. An NAV error occurs at the Fund level and not the class level.

It is anticipated that the Funds would not wish to deliver an NAV to NASDAQ if the accuracy of the NAV is in question at the time it is necessary to transmit the NAV to NASDAQ. If CFS has reason to believe that an NAV is or may be incorrect, it may either "withhold" the NAV from NASDAQ or "withdraw" an NAV previously submitted, in consultation with the Funds' pricing committee or the appropriate representative of the Funds. In such event, CFS shall not be deemed to have failed to report to NASDAQ by the applicable cut-off time.


                              PERFORMANCE STANDARDS

-------------------------------------------------------------- ------------------------------------------------------------
     FUNCTION/TASK                                             STANDARD PERFORMANCE MEASURE
-------------------------------------------------------------- ------------------------------------------------------------
FUND ADMINISTRATION

     - MONTHLY COMPLIANCE  REPORTS
                                                               Completed review and results sent no later than 10
         + SEC COMPLIANCE CHECK                                business days after CFS's receipt of source reports
         + ADVISER COMPLIANCE REPORTS
         + IRS COMPLIANCE CHECK

FUND ACCOUNTING

     - NAVS ACCURATELY COMPLETED AND  REVIEWED                 99% accurately completed and reviewed before publication
     - NAVS INTERFACED WITH T/A

TRANSFER AGENT

     PERCENTAGE OF ACCURATELY PROCESSED MANUAL FINANCIAL       98% entered on the transfer agency system accurately
     TRANSACTIONS                                              before pending entries become final


-------------------------------------------------------------- ------------------------------------------------------------



                                    EXHIBIT A

                   TO THE EXPENSE LIMITATION AGREEMENT BETWEEN
             ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

                                       AND

                           ALLIANZ LIFE ADVISERS, LLC
                        EFFECTIVE THROUGH APRIL 30, 2009

                                  May 1, 2007

    NAME OF FUND                                    EXPENSE LIMITATION

AZL Fusion Balanced Fund                              .30%
AZL Fusion Moderate Fund                              .30%
AZL Fusion Growth Fund                                .30%



                        ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

                        By: /s/ Jeffrey Kletti

                             ------------------------------------------------

                        Name: Jeffrey Kletti

                        Title: President

                        ALLIANZ LIFE ADVISERS, LLC

                        By: /s/ Brian Muench

                           --------------------------------------------------

                        Name: Brian Muench

                        Title: Vice President